EXHIBIT 21.1





List of the Registrant's Subsidiaries



Name                                               Jurisdiction of Incorporation
----                                               -----------------------------

Odyssey America Reinsurance Corporation            Connecticut

Odyssey Reinsurance Corporation                    Delaware

Hudson Insurance Company                           Delaware

TIG Re UK Holdings Corporation                     Delaware

Newline Holdings UK Limited                        United Kingdom

Newline Underwriting Management Limited            United Kingdom

Newline Corporate Name Limited                     United Kingdom

Newline Underwriting Limited                       United Kingdom

TIG Holdings 5, Inc.                               Delaware

TIG Latin America Inc.                             Delaware